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                                                                    RESOLUTION D




                                 BARNETT BANKS, INC.

                        RESOLUTIONS OF THE BOARD OF DIRECTORS
                     AS DULY ADOPTED AT A REGULAR MEETING HELD ON
                                   AUGUST 21, 1996

                   AUTHORIZING THE CREATION OF FUNDED RABBI TRUSTS
              TO SECURE PAYMENTS UNDER NON-QUALIFIED PLANS AND EXECUTIVE
                       EMPLOYMENT AGREEMENTS OF THE CORPORATION

    WHEREAS, the Corporation has in place certain non-qualified plans for the benefit of executive employees and directors of the Corporation and its subsidiaries and has incurred contingent liabilities under executive employment agreements (such plans and contingent liabilities referred to collectively as the "Plans"), all for the benefit of the directors and employees of the Corporation and its subsidiaries.

    WHEREAS, the Plans provide that the beneficiaries have contractual rights to benefits from the Corporation but the payment of such benefits is not now funded or otherwise secured by assets.

    WHEREAS, it is in the Corporation's best interest to provide assurances to the Plan's beneficiaries that benefits under the Plans will be paid when due.

    RESOLVED, that the Board of Directors hereby authorizes and directs the proper officers of this Corporation, upon advice of counsel, to enter into one or more irrevocable trusts that qualify as "Rabbi" trusts under applicable guidelines of the Internal Revenue Service (the "Rabbi Trusts") for the purpose of securing benefits payable under the Plans.

    FURTHER RESOLVED, that the Board of Directors hereby authorizes and directs the proper officers to determine which person or persons or entity or entities should serve as Trustee under the Rabbi Trusts with full power


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    in the proper officers to substitute trustees as may be permitted by the
    Rabbi Trust agreements.

    FURTHER RESOLVED, that the Rabbi Trusts shall be entered into by the proper officers upon their reasonable satisfaction with the tax and accounting treatment to be afforded by the creation, funding, operation and termination of the Rabbi Trusts.

    FURTHER RESOLVED, that the term "Plans" shall mean: (i) the Corporation's Directors' Retirement Plan; (ii) the Corporation's Supplemental Executive Retirement Plan and Management Security Plan, and any successors thereto;(iii) supplemental payments made under the Long Term Incentive Plan; (iv) contingent liabilities under Executive Employment Agreements triggered by a change in control of the Corporation; and (v) such other non-qualified plans or contingent liabilities as may be designated hereafter by the Executive Compensation and Management Development Committee.

    FURTHER RESOLVED, that should the Executive Compensation and Management Development Committee determine to designate additional Plans as contemplated hereby, such Committee has full authority to authorize and create additional Rabbi Trusts and fund such trusts within the limits contemplated by these resolutions without further action by this Board.

    FURTHER RESOLVED, that the Board of Directors authorizes the issuance of up to 6,000,000 shares of the Corporation's Common Stock, par value $2.00 per share (12,000,000 shares after giving effect to the stock split authorized today) to fund the benefits provided under the Plans.

    FURTHER RESOLVED, that the Rabbi Trusts be initially funded with 4,500,000 shares of Common Stock (9,000,000 shares after giving effect to the stock split) with the authority given to the Corporation's Executive Compensation and Management Development Committee to determine the desirability and timing of contributing to the Rabbi Trusts all or any portion of the remaining


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    Common Stock authorized hereunder in its sole discretion without necessity for further action by this Board.


    FURTHER RESOLVED, that the Board of Directors hereby authorizes the proper officers to prepare, execute and file with the United States Securities and Exchange Commission a Registration Statement on the appropriate form, and authorizes any and all amendments (including post-effective amendments) and supplements thereto (including prospectus and pricing supplements) with respect to the issuance of the Common Stock authorized hereunder and the subsequent sale thereof by the Trustee.

    FURTHER RESOLVED, that the Board of Directors hereby authorizes the Chairman and Chief Executive Officer (the principal executive officer), the President and Chief Operating Officer, the Chief Financial Officer (the principal financial officer), the Comptroller (the principal accounting officer) and each director to execute Special Powers of Attorney appointing Charles W. Newman, Hinton F. Nobles, Jr., Paris Thermenos and Gregory M. Delaney, and each or any of them as attorneys-in-fact to sign the aforementioned registration statement and any and all amendments thereto on their behalf as executive officers or directors, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to do and perform in the name and on behalf of each of said executive officers and directors every act whatsoever and necessary or advisable to be done as fully and to all intents and purposes as any such executive officer or director might or could do in person.

    FURTHER RESOLVED, that it may be necessary or desirable and in the best interest of the Corporation that all or a portion of the Common Stock issued hereunder be qualified or registered for sale or exchange in various states and countries under the applicable securities laws of those states or countries; that each or any of the proper officers are hereby authorized to determine the state or countries in which the appropriate action shall


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    be taken to qualify or register for sale all or part of the Common Stock as they deem necessary or advisable; that the proper officers are hereby authorized to perform on behalf of the Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such state or country, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to applications, reports, irrevocable consents and appointments of attorneys for service of process; and that the execution by such proper officers of any such paper or documents or the doing by them of any act in connection with the foregoing shall conclusively establish their authority for the Corporation and the approval and ratification by the Corporation of the papers and documents so executed and the action so taken.

    FURTHER RESOLVED, that the Board of Directors hereby authorizes the proper officers to prepare, execute and file an application to the New York Stock Exchange for the listing of the Common Stock issued pursuant to these resolutions.

    FURTHER RESOLVED, that the Board of Directors hereby authorizes and directs the proper officers in its name and on its behalf and to the extent necessary under its seal to prepare, execute, deliver, file and record all instruments, documents and other papers and to do all such other acts and things in their discretion and with the advice of counsel they may deem necessary or desirable to carry into effect the foregoing resolutions.


                              /s/ Catherine C. Cosby
                             --------------------------------
                                       Secretary

    DATE: August 21, 1996